Exhibit 23.2

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 SOUTH 400 EAST, SUITE 100
SALT LAKE CITY, UTAH  84111

(801) 328-2727     FAX (801) 328-1123

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Health Care Organization, Inc.
Newport Beach, CA

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 25, 2015, with respect to the consolidated financial statements of Pacific Health Care Organization, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Pritchett, Siler & Hardy, P.C.

Salt Lake City, UT
December 28, 2015